Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS
OF
CNL HOTELS & RESORTS, INC.
AND ITS DOMESTIC SUBSIDIARIES

INTRODUCTION

CNL Hotels & Resorts, Inc. and its subsidiaries (collectively, the “Company”) expect that their directors, officers and employees will conduct themselves ethically and properly as a matter or course and comply with the guidelines set forth below.

The Company expects that its employees, officers and directors will comply with the applicable requirements of the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange. Directors, officers and employees of foreign subsidiaries are also expected to act properly and consistent with any country-specific guidelines developed for such subsidiaries.

This Code exists to provide the Company’s directors, officers, employees, shareholders, suppliers and members of the general public with an official statement as to how the Company conducts itself internally and in the marketplace and certain standards that the Company shall require of its directors, officers and employees. It is not, however, a comprehensive document that addresses every legal or ethical issue that an employee, officer or director may confront, nor is it a summary of all laws and policies that apply to the Company’s business.

The Company’s Compliance Officer on the Effective Date of this Code is Greerson G. McMullen and the term “Compliance Officer”, as used in this Code, refers to the Company’s current Compliance Officer and any subsequent person appointed to that office. If you have any questions about this Code or are concerned about conduct you believe violates this Code, Company policies or applicable laws, rules or regulations, you should consult with the Compliance Officer. The Compliance Officer can be reached at: CNL Hotels & Resorts, Inc., 420 South Orange Avenue, Suite 700, Orlando, Florida 32801-3313 or by phone at 407-540-2634. A copy of this Code can be found on the Company’s website at www.cnlhotels.com.

PURPOSE

This Code is intended to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting to an appropriate person or persons identified in this Code for violations of this Code; and

•	Accountability for adherence to this Code.

SCOPE

This Code applies to the Company’s Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions as well as to all directors, officers and employees of the Company.

POLICY PROVISIONS

Under this Code, all directors, officers (including the Company’s Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions) and employees are expected to conduct business for the Company in the full spirit of honest and lawful behavior and shall not cause another director, officer, employee or non-employee to act otherwise, either through inducement or coercion.

I. Conflicts of Interest and Other Matters

A. Conflict of Interests

Business decisions must be made in the best interest of the Company, not motivated by personal interest or gain. Therefore, as a matter of Company policy, all employees, officers and directors must avoid any actual or perceived conflict of interest.

A conflict of interest occurs when an individual’s personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict of interest situation can arise when an employee, officer or director takes actions or has interests (financial or other) that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also may arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in Company, regardless of whether such benefits are received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members are of special concern.

Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to the Compliance Officer.

B. Protection and Proper Use of Company Funds and Assets

Employees should protect the Company’s assets and ensure their efficient and proper use. The assets of the Company are much more than its properties, facilities, equipment, corporate funds and computer systems; they include technologies and concepts, business strategies and plans, as well as information about its business. These assets may not be improperly used and/or used to provide personal benefits for employees. In addition, employees may not provide outside persons with assets of the Company for the employee’s personal gain or in such a manner as to be detrimental to the Company. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

C. Confidential Information

Confidential information includes any information that has not been made available to the public that provides insight into the Company’s current or anticipated business activities and nonpublic information about firms with which we have dealings. As part of an employee’s job, he/she may have access to confidential information about the Company, its employees, agents, contractors, customers, suppliers and competitors. Employees, officers and directors must maintain confidential information. Unless released to the public by management, this information should not be disclosed to fellow employees who do not have a business need to know or to non-employees for any reason, except in accordance with established corporate procedures. Confidential information of this sort includes, but is not limited to, information or data on operations, business strategies and growth, business relationships, processes, systems, procedures and financial information.

D. Corporate Opportunities

Employees owe a duty to the Company to advance its legitimate interests when the opportunity arises to do so. Employees should refrain from and shall be prohibited from: (i) taking for themselves or for their personal benefit opportunities that could advance the interests of the Company or benefit the Company when such opportunities are discovered through the use of Company property, information or position; (ii) using Company property, information or position for personal gain; or (iii) competing with the Company.

E.  Fair Dealing

Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees. No employee, officer or director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, or any other unfair dealing or similar practices.

II. Compliance with Laws, Rules and Regulations

Employees, officers and directors of the Company must comply with applicable laws, rules and regulations of any governmental unit, agency or division thereof and the rules and regulations of the New York Stock Exchange and/or any exchange upon which the Company’s stock may be traded. The Company requires its employees to abide by the provisions of applicable law on trading on inside information and all employees of the Company are directed to refrain from trading in the Company’s stock based on inside information. The Company requires its employees to abide by applicable law and the Company’s procedures with respect to periods of time within which all or some cross-section of the Company’s employees will be prevented from trading in the Company’s stock. Employees, officers and directors should be aware of the Company’s separate Insider Trading Policy. The Company requires its employees to abide by applicable law and the Company’s policies with respect to disclosures of material non-public information (Regulation FD).

III. Reporting Illegal or Unethical Behavior/ Protection of Employees from Retaliation

All employees are encouraged to talk to supervisors, managers or other appropriate personnel about possible illegal or unethical behavior that has occurred, and when in doubt, about the best course of action in a particular situation. If you are concerned about a violation of this Code or illegal or unethical conduct by employees, officers or directors of the Company, contact your supervisor or call or write the Compliance Officer. Confidentiality will be maintained to the fullest extent possible consistent with the proper investigation of the matter raised. No employee will be penalized for making a good-faith report of violations of this Code or other illegal or unethical conduct, nor will the Company permit or tolerate retaliation of any kind against anyone who makes a good-faith report. An employee officer or director who submits a report in bad-faith, however, may be subject to disciplinary action.

IV. Public Company Reporting

As a public company, it is important that the Company’s filings with the SEC and other public disclosures of information be complete, fair, accurate and timely. An employee, officer or director of the Company may be called upon to provide necessary information to ensure that the Company’s public reports are complete, fair and accurate. The Company expects each Company employee, officer and director to take this responsibility seriously and to provide prompt, complete, fair and accurate responses to inquiries with respect to the Company’s public disclosure requirements. The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, people performing similar functions and any of the Company’s directors or other employees and officers who may be participating in the preparation of reports, information, press releases, forms or other information to be publicly disclosed through filings with the SEC or as mandated by the SEC, such employees, officers and directors are expected to use their diligent efforts to ensure that such reports, press releases, forms or other information are complete, fair, accurate and timely.

V. Compliance and Discipline

All Company personnel are required to comply with this Code and the Company will proactively promote such compliance. Personnel are expected to report violations of this Code and assist the Company, when necessary, in investigating violations. All department heads, managers and supervisors are charged with the responsibility of supervising their employees in accordance with this Code.

Failure to comply with this Code will result in disciplinary action that may include suspension, termination, referral for criminal prosecution and/or reimbursement to the Company for any losses or damages resulting from the violation. The Company reserves the right to terminate any employee immediately for a single violation of this Code.

VI. Adoption, Amendment and Waiver

A. Adoption and Amendment

This Code has been adopted by the Company’s Board of Directors and may be changed, altered or amended at any time by the Board of Directors. The interpretation of any matter with respect to this Code by the Board of Directors shall be final and binding.

B. Waiver

Waivers of the provisions of this Code may be granted or withheld from time to time by the Company in its sole discretion. Waivers are only effective if set forth in writing after full disclosure of the facts and circumstances surrounding the waiver. Waivers for the benefit of directors and executive officers must be approved by the Board of Directors and must be publicly disclosed by the Company as required by law. All other waivers may be approved by the Compliance Officer and may be publicly disclosed by the Company.

C.	Interpretation; Miscellaneous

Subject to any contrary interpretation by the Board of Directors (or appropriate Committee thereof), the Compliance Officer shall be responsible for interpreting this policy. Except as otherwise provided for herein, the Compliance Officer, or his/her delegate(s), shall be responsible for (a) administering this policy and (b) investigating any reported violations of this policy. The Board of Directors (or appropriate Committee thereof) shall be responsible for determining whether any Director has violated this policy and/or any consequences thereof.

VII. Acknowledgment

Employees, officers and directors of the Company are accountable for knowing and abiding by this policy. The Company may require that employees, officers and directors sign an acknowledgment (attached as Appendix A) confirming that they have received and read this Code, understand it and are complying with it. Nothing contained herein shall be construed as limiting the Company’s right to terminate an employee immediately for any reason. This Code does not provide any guarantees of continued employment, nor does it constitute an employment contract between the Company and any employee.

REVISED: July 28, 2006

APPENDIX A

COMPANY PERSONNEL STATEMENT

I acknowledge having received a copy of the Company’s Code of Business Conduct and Ethics. I have read it completely and I understand that the Code applies to me. I understand the Code does not constitute an employment contract and I agree to comply fully with each of the provisions of the Code, including such changes to the Code as the Company may announce from time to time. I have reviewed with my department head or the Compliance Officer any matters concerning ownership or other activities which are required to be disclosed to the Company by the Code.

Employee Name

Employee Signature

Date